EXHIBIT 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

COSMED GROUP, INC.

and

STERIS CORPORATION

Dated as of November 15, 2004

ARTICLE VI	EMPLOYEE MATTERS	37
6.1	Employment of the Seller’s Employees	37
6.2	Employee and Related Matters	37

ARTICLE VII	TERMINATION	38
7.1	Termination	38
7.2	Effect of Termination	39

ARTICLE VIII	DEFINITIONS	39
8.1	Definition of Certain Terms	39

ARTICLE IX	INDEMNIFICATION	49
9.1	Indemnification By the Seller	49
9.2	Indemnification by the Buyer	49
9.3	Notice and Opportunity to Defend	50
9.4	Survival	51
9.5	Limitations in Indemnification	52
9.6	Specific Performance; General Provisions	52
9.7	Holdback Amount	53

ARTICLE X	MISCELLANEOUS	54
10.1	Expenses	54
10.2	Severability	54
10.3	Notices	54
10.4	Headings	55
10.5	Entire Agreement	55
10.6	Counterparts	56
10.7	Governing Law; Consent to Jurisdiction	56
10.8	Binding Effect	56
10.9	Assignment	56
10.10	No Third Party Beneficiaries	56
10.11	Amendment: Waivers, etc	56
10.12	Construction	56

- ii -

Table of Exhibits

Exhibit A	Form of Consent Decree

Exhibit B	Form of Non-Compete Agreement

Exhibit C	Form of License Agreement

Exhibit D	Form of Maintenance Agreement

Exhibit E	Form of Supply Agreement

Exhibit F	Form of Bill of Sale, Assignment and General Conveyance

Exhibit G	Form of Assignment and Assumption Agreement

Exhibit H	Environmental Audits Performed by Buyer

- iii -

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) dated as of November 15, 2004, is by and between Cosmed Group, Inc., a Maryland corporation (the “Seller”), and STERIS Corporation, an Ohio corporation (the “Buyer”).

RECITALS

A. The Seller operates a medical device sterilization division (the “Division”), which provides contract ethylene oxide sterilization services for the sterilization of medical products, devices, supplies, and equipment, and Other Services to the Non-Medical Customers, through the Facilities (as defined herein) of the Seller (the “Business”);

B. The Buyer wishes to purchase or acquire from the Seller, and the Seller wishes to sell, assign, convey, deliver and transfer (“Transfer”) to the Buyer, substantially all of the assets and properties held in connection with, necessary for, or material to the business and operations of the Business (except for the Excluded Assets, as defined in Section 1.2), and the Buyer has agreed to assume the Assumed Liabilities, all for the Purchase Price (as defined herein) and upon the terms and subject to the conditions hereinafter set forth;

C. Michael L. Howe and David G. Howe (the “Principal Stockholders”) have entered into a Limited Guaranty Agreement, dated as of the date hereof, whereby such stockholders of Seller have agreed to guarantee the obligations of the Seller as set forth and subject to the limitations in such Limited Guaranty Agreement; and

D. Certain capitalized terms used herein shall have the meanings set forth in Article VIII.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the mutual benefits to be derived hereby, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE ASSETS

AND ASSUMPTION OF LIABILITIES

1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing (except as otherwise provided in Section 1.5), the Seller will Transfer, or cause to be Transferred, to the Buyer, and the Buyer will purchase or acquire from the Seller, all right, title and interest of the Seller, directly or indirectly, in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, and whether now existing or hereinafter acquired (other than the Excluded Assets) that are located at the Facilities or otherwise relating to or used by or held for the benefit of the Business as the same may exist on the Closing Date (collectively, together with the assets to be conveyed pursuant to Section 1.5, the “Assets”), free and clear of all Liens other than Permitted Liens, including the following assets of the Business:

(a) All chambers (including an aggregate of eight chambers at the San Diego Facility, two of which are the subject of Section 1.5), facilities, machinery, equipment, computer hardware, furniture, furnishings, vehicles, tools and similar property held for use at the Facilities or by the Business (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person), including those chambers, forklifts and vehicles listed on Schedule 1.1(a);

(b) All raw materials (including process gases), spare parts, replacement and component parts and office and other supplies, including such items previously purchased and in transit to the Seller for the benefit of the Business or located at or to be delivered to the Facilities;

(c) Subject to Section 2.5, all contracts, agreements, leases, commitments, instruments, guarantees, purchase orders, licenses and other agreements (“Contracts”) related to the Business to which the Seller is a party specifically listed or described on Schedule 1.1(c) (collectively, the “Assumed Contracts”);

(d) All credits, prepaid expenses, deferred charges, advance payments, deposits, prepaid items, rebates and allowances of the Business;

(e) All accounts receivable, unpaid accounts and other receivables and all notes, bonds and other evidences of indebtedness of, or rights to receive payments from, any Person arising out of the Business, including any amounts received by the Seller with respect to the foregoing after the Closing;

(f) All Intellectual Property and all rights thereunder or in respect thereof, including rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under Applicable Law, including those items listed on Schedule 1.1(f) but excluding (i) the Licensed IP and (ii) the Excluded Non-Licensed IP;

(g) All Division or Business books, records, manuals and other materials (in any form or medium), advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records (subject to Applicable Law), manufacturing and quality control records and procedures, specifications, engineering data, equipment manuals, test data, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures (relating to the Business Intellectual Property Assets other than the Licensed IP (solely to the extent that such Licensed IP is not located in a Facility) and the Excluded Non-Licensed IP), media materials, accounting records, sales order files, litigation files, instruction outlines and operating guides and booklets;

(h) Except as set forth on Schedule 3.1(c) with respect to non-transferrable Governmental Approvals, all Governmental Approvals, including all applications therefor and waivers thereof, including those set forth on Schedule 1.1(h);

(i) All Real Property related to the Facilities;

(j) All rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller arising out of the Business, whether arising by way of counterclaim or otherwise, including those listed or described on Schedule 1.1(j);

(k) Except as set forth on Schedule 1.1(k), all guarantees, warranties, indemnities and similar obligations of any party in favor of the Seller with respect to the Business or to any of the Assets, and all claims or causes of action against any manufacturer, supplier or other transferor related to any of the Assets;

(l) All other assets of the Business shown or reflected on the balance sheet included in the Interim Financial Statements and all property and assets acquired by the Seller for the Business between the date of such balance sheet and the Closing (and, in each case, not disposed of in the Ordinary Course of Business as permitted by this Agreement);

(m) All insurance claims relating to the Assets or Assumed Liabilities; and

(n) All rights to receive and retain mail and other communications and all telephone numbers used by the Business (other than those primarily related to Excluded Assets or Excluded Liabilities).

1.2 Excluded Assets. The Seller and its Affiliates will retain and not Transfer, and the Buyer will not purchase or acquire, the following assets (collectively, the “Excluded Assets”):

(a) The assets listed on Schedule 1.2(a);

(b) The rights of the Seller and its Affiliates under, and the funds and other property held in trust or under any funding vehicle with respect to, any of the Plans;

(c) All cash and cash equivalents, other than petty cash held at the Facilities on the Closing Date;

(d) All rights and incidents of interest of, and benefits accruing to, the Seller and its Affiliates in and to any Contracts of the Seller other than the Assumed Contracts;

(e) All assets owned or leased by Seller and its Affiliates at its locations in Jamestown, Rhode Island, Linden, New Jersey, Sparks, Nevada and Baltimore, Maryland;

(f) All of Seller’s and its Affiliates’ books, records, manuals and other materials (in any form or medium), advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, specifications, engineering data, equipment manuals, test data, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials, accounting records, sales order files and litigation files that, in each case, do not relate to the Business or that relate to the Seller’s corporate-wide functions;

(g) The Intellectual Property licensed to the Buyer pursuant to the License Agreement (the “Licensed IP”); and

(h) The Intellectual Property set forth on Schedule 1.2(h) (the “Excluded Non-Licensed IP”).

1.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume, pay, honor and discharge when due only the following liabilities of Seller arising out of the Assets and existing at or arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of the Seller to the extent reflected on the balance sheet included in the Interim Financial Statements and all liabilities and obligations of the Seller incurred or accrued for since the Balance Sheet Date in the Ordinary Course of Business, but only to the extent that such liabilities and obligations constitute trade payables of the Business;

(b) subject to Section 2.5, any and all liabilities, obligations and commitments under the Assumed Contracts; provided, however, that the Buyer shall not assume or be responsible for any such liabilities, obligations or commitments to be performed prior to the Closing Date or that arise from breaches by Seller of such Assumed Contracts or defaults by Seller occurring prior to the Closing or as a result of the Closing under such Assumed Contracts, all of which liabilities, obligations and commitments constitute Excluded Liabilities;

(c) if the Consent Decree is executed prior to the Closing in substantially the same form (including with respect to the nationwide facility audit provisions) as attached hereto as Exhibit A, the obligation to perform, and any penalties attributable to the Buyer’s failure to meet compliance deadlines for, those obligations relating to the Facilities under the Consent Decree, but only to the extent set forth in Appendix B to the Consent Decree; provided that the costs of compliance with such obligations shall be allocated as set forth in Section 4.5.

(d) if the Consent Decree is not executed prior to the Closing, Buyer shall assume the obligation to join the negotiations of and to execute the Consent Decree in a form reasonably acceptable to the Buyer as the owner of the Facilities; provided that the cost of compliance with the executed Consent Decree shall be allocated as set forth in Section 4.5;

(e) all liabilities and obligations occurring on or after the Closing Date first arising out of the Buyer’s ownership of the Assets and its conduct of the Business; and

(f) the liabilities specifically set forth on Schedule 1.3(f).

1.4 Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including the following, all of which Excluded Liabilities shall be paid, performed and observed by the Seller:

(a) any liability or obligation of the Seller under any Indebtedness of the Seller, except with regard to capital leases included in the Assumed Contracts;

(b) any liability or obligation of the Seller for Taxes;

(c) any liability or obligation of the Seller for costs and expenses in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby;

(d) all liabilities and obligations relating to the compensation (including stock options and other equity-based compensation), salary, commissions and bonuses payable or granted to, or earned or accrued in respect of service performed by, Employees on or prior to the Closing Date;

(e) all intercompany accounts between the Seller or any of the Seller’s Affiliates and the Business;

(f) any liability or obligation of the Seller arising out of or related to any breach of warranty, product defect or violation of Applicable Law by Seller relating to any service provided by the Business prior to the Closing Date;

(g) all liabilities related to recording the chain of title of all Business Intellectual Property Assets into the name of Seller before the Transfer to the Buyer pursuant to this Agreement;

(h) any and all Benefit Liabilities;

(i) all Environmental Liabilities and Costs including those relating to or arising out of matters addressed in the Consent Decree except to the extent assumed by the Buyer pursuant to Section 1.3(c) or 1.3(d);

(j) all liabilities and obligations related to the Excluded Assets; and

(k) all liabilities and obligations of the Seller that are not Assumed Liabilities, including any liabilities and obligations of the Seller related to or arising out of the operation of the Business or the ownership of the Assets on or prior to the Closing Date other than the Assumed Liabilities, and any liabilities and obligations of the Seller related to or arising out of the operation of any business other than the Business by the Seller, whether before or after the Closing.

1.5 Transfer of Additional Chambers. The Seller shall complete the production of the Additional Chambers, and install, in a fully operational manner, the Additional Chambers at the San Diego Facility, using commercially reasonable efforts to complete this work as quickly as possible after the date hereof, and the Seller shall keep the Buyer promptly informed about the status of such production and installation. The parties shall reasonably cooperate with each other, at their own expense, to determine whether each such Additional Chamber is Commissioned, and the Seller, at its own expense, shall correct any deficiencies found by either party in any Additional Chamber that prevent such Additional Chamber from being fully operational and Commissioned. Buyer shall use commercially reasonable efforts to cooperate with correctional measures taken by Seller. Any Additional Chamber that is installed and Commissioned prior to the Closing shall be Transferred to the Buyer on the Closing Date together with the other Assets pursuant to Section 1.1. If any Additional Chamber is installed and Commissioned subsequent to the Closing, such Additional Chamber shall be automatically Transferred to the Buyer immediately upon being Commissioned.

ARTICLE II

THE CLOSING

2.1 Place and Date. Unless this Agreement is terminated in accordance with Section 7.1, the closing of the sale and purchase of the Assets and the assignment and assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903, on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions that are to be satisfied at the Closing) or such other time and place upon which the parties may agree. The day on which the Closing actually occurs is referred to as the “Closing Date”. The Closing shall be deemed to have taken place at 12:01 a.m. on the Closing Date.

2.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement and subject to adjustment as provided in Section 2.3, the Buyer shall (a) pay or cause to be paid to the Seller Seventy-Three Million Dollars ($73,000,000) in cash minus the sum of the Holdback Amount and the Chamber Holdback and (b) assume the Assumed Liabilities. The “Purchase Price” shall be $73,000,000, as adjusted pursuant to Section 2.3. The Purchase Price (unadjusted), less the Holdback Amount and less the Chamber Holdback, shall be payable at the Closing by wire transfer of immediately available funds to such bank account or accounts designated in writing by the Seller to the Buyer at least five days prior to the Closing.

2.3 Purchase Price Adjustment.

(a) Within 90 days of the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller a net working capital statement (the “Working Capital Statement”), setting forth the calculation of the Working Capital of the Business as of the Closing Date (“Closing Working Capital”) together with detailed supporting documentation of such calculation. The Working Capital Statement must be prepared in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the working capital statement attached hereto as Schedule 2.3(a) and the principles of preparation included on such Schedule.

(b) Within 30 days following receipt by the Seller of the Working Capital Statement, the Seller shall deliver written notice to the Buyer of any dispute the Seller has with respect to the preparation or content of the Working Capital Statement, and such notice shall include specific detail and backup information regarding the basis of such dispute. In the event that the Seller does not notify the Buyer of a dispute with respect to the Working Capital Statement within such 30-day period, such statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, the Buyer and the Seller shall negotiate in good faith to resolve such dispute. If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Seller advises the Buyer of the Seller’s objections, then the Buyer and the Seller jointly shall engage the firm of KPMG LLP (the “Arbitration Firm”), to resolve such dispute. The Arbitration Firm shall utilize the Rules for Commercial Arbitration of the American Arbitration Association to the extent applicable. All determinations made by the Arbitration Firm shall be final, conclusive and binding on the parties. The Buyer and the Seller shall share equally the fees and expenses of the Arbitration Firm.

(c) For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes under the Working Capital Statement.

(d) Subject to Section 2.3(f) below, if Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is less than an amount equal to the Target Working Capital, then the Purchase Price will be adjusted by the amount of such shortfall and the Seller shall pay, or caused to be paid, by bank wire transfer of immediately available funds to an account designated in writing by the Buyer, an amount in cash equal to such shortfall within five business days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(b).

(e) Subject to Section 2.3(f) below, if Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is greater than an amount equal to the Target Working Capital, then the Purchase Price will be adjusted by the amount of such excess and the Buyer shall pay or cause to be paid to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to such excess within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(b).

(f) Notwithstanding anything to the contrary in this Section 2.3, no adjustment to the Purchase Price shall be made, and no amounts shall be payable, pursuant to this Section 2.3 unless the difference between Closing Working Capital (as finally determined pursuant to Section 2.3(b)) and Target Working Capital is at least $10,000.

2.4 [Intentionally Omitted]

2.5 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to Transfer any Governmental Approval, Contract or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if a Transfer or an attempt to make such a Transfer without the Consent of a Government Authority or third party would constitute a breach or violation thereof or adversely affect the rights of the Buyer or the Seller thereunder; and any Transfer to the Buyer by the Seller of any interest under any such Governmental Approval, Contract or other agreement or arrangement that requires the Consent of a Government Authority or third party shall be made subject to such Consent being obtained. In the event any such Consent is not obtained on or prior to the Closing Date, the Seller shall continue to use all reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and the Seller and Buyer will reasonably cooperate with each other in any lawful arrangement to provide that the Buyer will receive the interest of the Seller in the benefits (and will fulfill all obligations) under any such Government Approval, Contract or other agreement or arrangement, including performance by the Seller as agent. The Seller shall pay and discharge, and shall indemnify and hold the Buyer harmless from and against any and all costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. Buyer shall indemnify and hold Seller harmless from and against any and all costs, expenses or liabilities related to Seller performing as Buyer’s agent as contemplated by this Section 2.5 with respect to those Governmental Approvals and Consents listed in Schedule 3.1(c). Nothing in this Section 2.5 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 2.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1. Notwithstanding anything to the contrary herein, the Seller’s obligations under this Section 2.5 shall terminate on the second anniversary of the Closing Date or for any specific Governmental Approval or Consent upon Buyer receiving such or the equivalent.

2.6 Release of the Chamber Holdback. If neither of the Additional Chambers is Transferred to the Buyer at the Closing, within three Business Days of the Transfer of each Additional Chamber to the Buyer pursuant to Section 1.1 and Section 1.5, the Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds, to the account designated in writing by the Seller, an amount equal to one-half of the Chamber Holdback. If one and only one of the Additional Chambers is Transferred to the Buyer at the Closing, within three Business Days of the Transfer of the other Additional Chamber to the Buyer pursuant to Section 1.1 and Section 1.5, the Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds, to the account designated in writing by the Seller, an amount equal to the Chamber Holdback.

2.7 Proration. At the Closing, the parties shall apportion all Real Property Taxes (as defined below), Personal Property Taxes (as defined below), Utility Charges (as defined below), license fees, lease fees, rent and other costs and expenses directly attributable to the Business to any period that begins before the Closing and ends after the Closing (a “Straddle Period”) on a pro-rata basis, with Seller being liable for any taxes or charges attributable to the days in the Straddle Period up to and including the day immediately preceding the Closing and Buyer being liable for taxes or charges attributable to the remaining days in the Straddle Period (including the Closing Date). Proration of Real Property Taxes and Personal Property Taxes shall be made on the basis of the most recent tax valuation and assessment for the Assets. The Buyer and the Seller shall cooperate in assuring that the such apportioned obligations are properly paid. For purposes of this Section 2.7, “Personal Property Taxes” shall mean ad valorem taxes with respect to the Assets other than the Real Property; “Real Property Taxes” shall mean ad valorem taxes, general assessments and special assessments with respect to the Owned Real Property and the Leased Real Property to the extent the Leases for such Leased Real Property require payment of such taxes by the lessee; and “Utility Charges” shall mean water, sewer, electricity, natural gas, telephone and other utility charges, if any, applicable to the Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Certain agreements and other matters are listed in the disclosure schedules to this Section 3.1 (the “Disclosure Schedules”) for disclosure purposes only and shall not be taken as an admission by Seller that such disclosures are required under or responsive to the terms of any representations and warranties contained in this Agreement. The disclosure of any agreement or other matter in the Disclosure Schedules do not evidence a determination by Seller that such disclosure rises above any applicable materiality thresholds. Any matter disclosed in one section of the Disclosure Schedules is only deemed to be disclosed in such other sections of the Disclosure Schedules for which it is readily apparent to a reader (on its face or by way of an appropriate cross reference) that such item is required by this Agreement to be disclosed in such other sections (by way of example, without limiting the generality of the foregoing, disclosure of a breach of contract shall be disclosure of such breach for all representations in which is readily apparent (on its face or by way of an appropriate cross reference) that such breach is required to be disclosed by this Agreement, including the representation relating to the undisclosed liabilities, but disclosure of the existence of a contract shall not be disclosure of the need for consent under such contract in connection with the transaction provided for hereby in the absence of a statement of the need for such consent, or of a breach of such contract in the absence of a disclosure of such breach).

3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

(a) Authorization. The Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by the Seller of each of the Ancillary Agreements and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate and stockholder action of the Seller. The Seller has duly executed and delivered this Agreement and on the Closing Date the Seller will have duly executed and delivered each of the Ancillary Agreements. This Agreement is, and on the Closing Date each of the Ancillary Agreements will be, legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other Applicable Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).

(b) Corporate Status. (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on the Business and to own or lease and to operate its properties as and in the places where the Business is conducted and such properties are owned or leased and operated.

(ii) The Seller is duly qualified or authorized to do business and is in good standing in each of the jurisdictions specified in Schedule 3.1(b), which are the only jurisdictions in which the operation of the Business or the character of the properties owned, leased or operated by it in connection with the Business makes such qualification or authorization necessary.

(iii) The Seller has delivered to the Buyer complete and correct copies of its articles of incorporation and bylaws or other organizational documents, in each case, as amended and in effect on the date hereof. The Seller is not in violation of any of the provisions of its articles of incorporation or bylaws or other organizational documents.

(c) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the articles of incorporation or the bylaws or other organizational documents of the Seller or any Applicable Law, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any Assumed Contract or by which any of the Assets are bound or (iii) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Business or any of the Assets. Except as specified in Schedule 3.1(c), no Consent is required to be obtained from any Person or Governmental Authority or made by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(d) Financial Statements. (i) Schedule 3.1(d) sets forth true and complete copies of (A) the unaudited balance sheets of the Business as of December 31, 2001, December 31, 2002, and December 31, 2003, and the related unaudited statements of income for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (B) the unaudited balance sheet of the Business as of September 30, 2004, and the related unaudited statement of income for the nine-month period then ended (the “Interim Financial Statements”). The Financial Statements were derived from the audited financial statements of the Seller.

(ii) The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business at the dates and for the time periods indicated and have been prepared and reviewed by the management of the Business in accordance with GAAP, consistently applied throughout the periods indicated. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business at the date and for the period indicated and have been prepared and reviewed by the management of the Seller in accordance with GAAP, consistent with the Financial Statements, except for the absence of footnote disclosure and any customary year-end adjustments. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Seller.

(e) Absence of Undisclosed Liabilities. The Seller does not have any liabilities related to the Business, the Assets or the Assumed Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, in each case relating to the Business, the Assets or the Assumed Liabilities except (i) liabilities reflected in the Financial Statements or the Interim Financial Statements, (ii) liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business; or (iii) as otherwise set forth on Schedule 3.1(e).

(f) Taxes. (i) The Seller has (or by the Closing will have) duly and timely filed all Tax Returns relating to the Business required to be filed on or before the Closing Date except those subject to a validly filed extension (“Covered Returns”). All such Covered Returns are correct and complete in all material respects. All Taxes owed by the Seller and relating to the Business, whether or not shown on a Covered Return (“Covered Taxes”), have (or by the Closing Date will have) been duly and timely paid or properly accrued on Seller’s most recent Interim Financial Statement or the balance sheet. All Taxes required to be withheld by or on behalf of the Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business (“Withholding Taxes”) have been withheld and either duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Except as set forth on Schedule 3.1(f)(ii), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.

(iii) Except as set forth on Schedule 3.1(f)(iii), (i) there are no written, or to the knowledge of the Seller other, claims regarding Covered Taxes or Withholding Taxes asserted by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental Authority within the past 3 years in the course of any audit with respect to Covered Taxes or Withholding Taxes. Except as set forth on Schedule 3.1(f), no Covered Returns are currently under audit by any Governmental Authority. Except as set forth on Schedule 3.1(f), neither the IRS nor any other Governmental Authority is now asserting or, to the knowledge of the Seller, threatening to assert against the Seller any deficiency or claim for additional Covered Taxes.

(iv) Except as set forth on Schedule 3.1(f)(iv), there is no litigation or administrative appeal pending or, to the knowledge of the Seller, threatened against or relating to the Seller in connection with Covered Taxes.

(v) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(vi) Seller is not a party, and the Business is not subject, to any Tax allocation or sharing agreement under which Buyer or the Assets could be subject to Tax or other liability after the Closing.

(vii) None of the Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code. None of the Assets is required to be treated as owned by any person or entity other than the Seller pursuant to the so-called “safe harbor lease” provisions of the Internal Revenue Code of 1954. None of the Assets directly or indirectly secures any debt the interest of which is exempt from federal income tax under Section 103 of the Code.

(viii) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(g) Absence of Changes. Except as set forth the relevant sub-section of Schedule 3.1(g), since December 31, 2003 (the “Balance Sheet Date”), the Seller has conducted the Business only in the Ordinary Course of Business and has not, on behalf of, in connection with or relating to, the Business or the Assets:

(i) suffered any Material Adverse Effect;

(ii) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business or for capital expenditures reflected in the Interim Financial Statements;

(iii) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities reflected on the balance sheet included in the Financial Statements and trade payables incurred since the date thereof in the Ordinary Course of Business;

(iv) mortgaged, pledged or subjected to a Lien, any property, business or assets, tangible or intangible, held in connection with the Business;

(v) sold, Transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the Ordinary Course of Business, or canceled or materially compromised any debt or claim, or waived or released any right of substantial value;

(vi) received any notice of termination of any material Contract or suffered any material damage, destruction or loss (whether or not covered by insurance);

(vii) Transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Business Intellectual Property Assets or modified any existing rights with respect thereto;

(viii) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, salesman, distributor or agent of the Seller relating to the Business;

(ix) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

(x) failed to maintain a quantity and quality of inventories and supplies of the Business (including nitrogen gas and ethylene oxide) consistent with past practice and usable in the Ordinary Course of Business, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

(xi) made any capital expenditures or capital additions or improvements in excess of an aggregate of $50,000 other than the installation of chambers in the San Diego Facility as set forth in Section 2.5;

(xii) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority relating to the Business or the Assets;

(xiii) made any change prior to the date of this Agreement in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(xiv) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any consent with respect to any Contract that is required (or had it been in effect on the date of this Agreement would have been required) to be disclosed in the Schedules to this Agreement;

(xv) received written or, to the knowledge of the Seller, oral notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it; or

(xvi) taken any action or, to the knowledge of the Seller, omitted to take any action that would result in the occurrence of any of the foregoing.

(h) Litigation. Except as set forth on Schedule 3.1(h), there is no pending, and there has not been in the three years prior to the date of this Agreement any, action, claim, demand, suit, proceeding, arbitration, grievance, citation, notice of violation, notice of potential liability, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, and there are no, and there has not been in the three years prior to the date of this Agreement any, Orders pending or, to the knowledge of the Seller, threatened against or relating to the Seller in connection with the Assets or the Business or against or relating to the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1(h), in the three years prior to the date of this Agreement there have not been any citations, fines or penalties asserted against the Seller with respect to the Business under any Applicable Law.

(i) Compliance with Laws and Governmental Approvals. (i) Except as disclosed in Schedule 3.1(i)(i), since three years prior to the date of this Agreement, the Seller has complied in all material respects with all Applicable Laws applicable to the Business or the Assets, and the Seller has not received any notice alleging any conflict, violation, breach or default of any Applicable Law.

(ii) Schedule 3.1(i)(ii) sets forth all Governmental Approvals necessary for, or otherwise material to, the conduct of the Business. Except as set forth in Schedule 3.1(i)(ii), all such Governmental Approvals have been duly obtained or submitted and are in full force and effect, and the Seller is in compliance, in all material respects, with each of such Governmental Approvals held by it with respect to the Assets and the Business.

(iii) To the knowledge of the Seller, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings pending against Seller which would be applicable to the Business or its operations or properties that would reasonably be expected to have a Material Adverse Effect.

(j) Operation of the Business. Except as set forth in Schedule 3.1(j), the Seller has conducted the Business only through the Seller and not through any other divisions or any direct or indirect Subsidiary or Affiliate of the Seller.

(k) Assets. Except as disclosed in Schedule 3.1(k), the Seller has directly, or indirectly with respect to the Owned Real Property, good and marketable title to, or in the case of leased property, has valid leasehold interests in, all the Assets free and clear of any and all Liens other than Permitted Liens. The Assets comprise all of the assets required for the continued conduct of the Business by the Buyer as now being conducted. The Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by substantially equivalent properties or assets, in each case in the Ordinary Course of Business, and except for the Excluded Assets). Except as disclosed in Schedule 3.1(k), the Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

(l) Contracts. (i) Schedule 3.1(1)(i) contains a complete and correct list of all written Contracts, and oral Contracts of which the Seller has knowledge, of the types described below (x) by which any of the Assets are bound or affected or (y) to which the Seller is a party and by which it is bound in connection with the Business or the Assets:

(A) Leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other Contracts concerning or relating to the Real Property;

(B) Employment, consulting, agency, collective bargaining or other similar Contracts relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

(C) Loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other Contracts relating to the borrowing of money or obtaining of or extension of credit, to the extent they will be an Assumed Contract;

(D) Licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property other than “shrink-wrap” or off the shelf software licenses;

(E) Brokerage or finder’s Contracts, to the extent they will be an Assumed Contract;

(F) Joint venture, partnership and similar Contracts involving a sharing of profits or expenses (including joint research and development and joint marketing Contracts);

(G) Asset purchase agreements and other acquisition or divestiture Contracts, including any Contracts relating to the sale, lease or disposal of any assets (other than sales of inventory in the Ordinary Course of Business) or involving continuing indemnity or other obligations;

(H) Orders and other Contracts for the purchase of materials, supplies, products or services, each of which involves aggregate payments in excess of $50,000;

(I) Contracts in effect on the date of this Agreement for the provision of services or products to customers of the Business, each of which involves aggregate payments in excess of $250,000 per annum or $750,000 in the aggregate;

(J) Contracts with respect to which the aggregate amount that could reasonably be expected to be paid by the Seller thereunder in the future exceeds $50,000 per annum or $75,000 in the aggregate;

(K) Sales agency or marketing Contracts;

(L) Contracts with respect to the representation of the Business in foreign countries;

(M) Contracts providing for the leasing of personal property used in, or held for use in connection with, the Business which involve aggregate annual payments in excess of $25,000;

(N) Contracts with any employee, director, officer, stockholder or Affiliate of the Seller; and

(O) Any other Contracts that are material to the Business.

(ii) The Seller has delivered to the Buyer complete and correct copies of all such written Contracts (other than Contracts with customers, of which Buyer has received only the top 25 based on revenues (which 25 contracts represented at least 75% of the total revenues of the Business for the eight month period ended August 31, 2004)), together with all amendments thereto, and accurate descriptions of all material terms of all such oral Contracts.

(iii) All Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Seller or, to the knowledge of the Seller, any other party thereto except as set forth in Schedule 3.1(1)(iii). Except as set forth in Schedule 3.1(1)(iii), no Consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(iv) Except as set forth in Schedule 3.1(1)(iv), the Seller is not restricted by any Contract with any other Person from carrying on the Business anywhere in the world. The Buyer, as a result of its purchase of the Business from the Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

(m) Receivables. All of the Seller’s receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Business and which are reflected in the Financial Statements, and all such receivables which will have arisen since the Balance Sheet Date and are reflected on the accounting records of the Seller (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the

Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing current and collectible, except to the extent of any reserve included in the calculation of Closing Working Capital.

(n) Customers and Suppliers. (i) Schedule 3.1(n)(i) sets forth all customers that accounted for 3% or more of the revenues of the Seller in connection with the Business for each of the years ended December 31, 2002 and December 31, 2003 (“Material Customers”). Except as set forth on Schedule 3.1(n)(i), (i) all Material Customers continue to be customers of the Business and, other than fluctuations in the Ordinary Course of Business, none of the Material Customers has reduced materially its business with the Business from the levels achieved during the year ended December 31, 2003, and the Seller does not have any knowledge that any such reduction will occur; (ii) no Material Customer has terminated its relationship with the Seller or has threatened to do so; (iii) the Seller is not involved in any claim, dispute or controversy with any Material Customer relating to the Business; and (iv) the Seller is not involved in any claim, dispute or controversy relating to the Business with any other customers of the Business that, individually or in the aggregate, would reasonably be anticipated to have a Material Adverse Effect.

(ii) Schedule 3.1(n)(ii) sets forth the 10 largest suppliers, based on the dollar amount of purchases, of the Seller in connection with the Business for each of the years ended December 31, 2002 and December 31, 2003 (“Material Suppliers”). Except as set forth on Schedule 3.1(n)(ii), (i) all Material Suppliers continue to be suppliers of the Business and, other than fluctuations in the Ordinary Course of Business, none of the Material Suppliers has reduced materially its business with the Business from the levels achieved during the year ended December 31, 2003, and the Seller does not have any knowledge that any such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Seller or has threatened to do so; (iii) the Seller is not involved in any claim, dispute or controversy with any Material Supplier relating to the Business; and (iv) the Seller is not involved in any claim, dispute or controversy with any of its other suppliers relating to the Business that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. Except as set forth on Schedule 3.1(n)(ii), no supplier to the Business represents a sole source of supply for goods and services used in the conduct of the Business.

(o) Warranties. Each service performed or otherwise delivered or provided, as the case may be, by the Seller in the operation of the Business, has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any liability (and, to the knowledge of the Seller, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller) for any damages in connection therewith, subject only to the reserve for warranty claims set forth in the Financial Statements. No service provided by the Seller in the operation of the Business is subject to any guaranty, warranty or other indemnity beyond the terms and conditions of service contained in the customer Contracts, and except as set forth on Schedule 3.1(o), the maximum potential liability of the Seller under any guaranty, warranty or other indemnity set forth in the Contracts with the 25 largest customers of the Business (as such Contracts are referenced in Section 3.1(l)(ii)) is limited to the cost of reprocessing the products (if required) and the manufacturing costs of the customer’s product being processed.

(p) Intellectual Property. (i) Schedule 3.1(p)(i) contains a complete and correct list of all Business Intellectual Property Assets that are owned by the Seller (the “Owned Business Intellectual Property”) and that constitute a patent, trademark registration, copyright registration, domain name registration or application for any of the foregoing. Except as set forth on Schedule 3.1(p)(i), the Seller owns solely all Owned Business Intellectual Property, free from any Liens other than Permitted Liens. Except as set forth on Schedule 3.1(p)(i) or pursuant to a Contract set forth on Schedule 3.1(l)(i), Seller has the right to use all Business Intellectual Property Assets free from any Liens other than Permitted Liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Business Intellectual Property Assets comprise all of the Intellectual Property necessary for the Buyer to conduct and operate the Business as now being conducted by the Seller.

(ii) Immediately after the Closing, the Buyer will own all of the Owned Business Intellectual Property (except for the Licensed IP) and, except as set forth on Schedule 3.1(p)(ii), will have a right to use all other Business Intellectual Property Assets, free from any Liens other than Permitted Liens and on the same terms and conditions as in effect prior to the Closing.

(iii) The conduct of the Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. Except pursuant to a Contract set forth on Schedule 3.1(l)(i), to the knowledge of the Seller, none of the Owned Business Intellectual Property is being infringed or otherwise used or available for use, by any Person other than the Seller.

(iv) To Seller’s knowledge no claim or demand of any Person has been made and there is not any proceeding that is pending, or to the knowledge of the Seller, threatened, and, to the knowledge of the Seller, there is not a reasonable basis therefor, which (i) challenges the rights of the Seller in respect of any Business Intellectual Property Assets or (ii) asserts that the Seller is infringing or otherwise in conflict with, or is, except as set forth in Schedule 3.1(p)(iv) or pursuant to Contract set forth on Schedule 3.1(l)(i), required to pay any royalty, license fee, charge or other amount with regard to, any Business Intellectual Property Assets. None of the Owned Business Intellectual Property and, to the knowledge of Seller, other Business Intellectual Property Assets is subject to any Order or administrative agency, or has been the subject of any litigation within the last five years, whether or not resolved in favor of the Seller.

(v) The Owned Business Intellectual Property identified on Schedule 3.1(p)(i) has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or any other applicable filing offices, and the Seller has paid all fees and taken such other actions to ensure that such registrations, filings and issuances remain in full force and effect.

(q) Insurance. Schedule 3.1(q) contains a complete and correct list and summary description of all insurance policies maintained by the Seller for the benefit of or in connection with the Assets or the Business, including any occurrence-based liability policies in effect at any time during the Seller’s operation of the Business. The Seller has made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the Business as conducted by the Seller. Schedule 3.1(q) sets out all claims made by the Seller under any policy of insurance during the past two years with respect to the Business.

(r) Real Property. (i) Schedule 3.1(r)(i) contains a complete and correct list of all Owned Real Property setting forth the address and owner of each parcel of Owned Real Property. The Seller or its Affiliates have good and marketable fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) Schedule 3.1(r)(ii) contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease. The Real Property is not subject to any Other Lease. The Seller has delivered to the Buyer correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, subject to the General Enforceability Exceptions. Neither the Seller nor, to the knowledge of the Seller, any other party, is in material default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach by Seller, or to the Seller’s knowledge, by any landlord, in any respect under any Lease. Each Lease grants the tenant under the Lease the right to use and occupy the demised premises thereunder. The Seller has good and marketable title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. The Seller enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property.

(iii) Except for the Excluded Assets, the Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of the Business.

(iv) To Seller’s knowledge, there are no eminent domain or other similar proceedings pending or, to the knowledge of the Seller, threatened affecting any portion of the Real Property, and Seller has received no written notice of any pending or threatened eminent domain or similar proceedings. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of the Seller, threatened, relating to the ownership, lease, use, occupancy or operation of any Real Property.

(v) Except as set forth on Schedule 3.1(r)(v), the use and operation of the Real Property in the conduct of the Business does not violate in any material respect any instrument of record or agreement with Seller affecting the Real Property. Except as set forth on Schedule 3.1(r)(v), to the knowledge of Seller, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Real Property since three years prior to the date of this Agreement.

(vi) Except as set forth on Schedule 3.1(r)(vi), the Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws (subject to any applicable variance or special use permit) affecting the Real Property (collectively, the “Real Property Laws”), and the Seller has not received any notice of violation or claimed violation of any Real Property Law. There is no pending or, to the knowledge of the Seller, anticipated, change in any Real Property Law that would reasonably be expected to have or result in a Material Adverse Effect upon the ownership, use, occupancy or operation of the Real Property. Except as set forth on Schedule 3.1(r)(vi), no current use by the Seller of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

(vii) Except as set forth on Schedule 3.1(r)(vii), each parcel included in the Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a party of that parcel.

(viii) The structures, improvements and fixtures at or upon the Real Property, including roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning, have to date been reasonably maintained and are in reasonable operating condition (normal wear and tear excepted) for their intended use subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction, including normal wear and tear. All structures located on the Real Property are supplied with utilities and other services necessary for the operation of such structures as presently operated.

(s) Environmental Matters. (i) Except as set forth on Schedule 3.1(s)(i) and as provided in Section 4.6, all Environmental Permits will be Transferred to the Buyer on the Closing Date subject to the receipt of the necessary approvals. The Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the Ordinary Course of Business.

(ii) Except as set forth in Schedule 3.1(s)(ii), (A) the Seller has complied and is in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property (and the use, ownership or transferability thereof) and the Business and (B) no Person has alleged any violation by the Seller of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Business or the use, ownership or transferability of the Real Property.

(iii) Except as set forth in Schedule 3.1(s)(iii), the Seller has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under, or about any Real Property, the Assets or other properties or assets owned, leased or used by the Seller held for use in connection with, necessary for the conduct of, or otherwise material to, the Business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, arrangement for disposal or Release of any Hazardous Substances at any location.

(iv) Except as set forth in Schedule 3.1(s)(iv):

(A) None of current or past operations conducted by the Seller, or any by-product thereof, and none of the currently or, to the knowledge of the Seller, formerly owned or operated property or assets of the Seller used in the Business, including the Assets and the Real Property, is or has been related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances, nor, to the knowledge of the Seller, are there any conditions with respect to such property or assets which could give rise to such an investigation or evaluation in the future.

(B) The Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which the Buyer may be required to incur any Environmental Liabilities and Costs.

(C) None of the Real Property is, and neither the Seller nor any of its Affiliates has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets, the Real Property or the operation of the Business to any location that is, listed or, to the knowledge of the Seller, proposed for listing, under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action regardless of whether such location was listed or proposed for listing at the time of transportation.

(D) No work, repair, construction or capital expenditure is required or planned in respect of the Assets or the Business pursuant to or to comply with any Environmental Law, nor has the Seller or its Affiliates received any notice of any such requirement, except for such work, repair, construction or capital expenditure which is not material to the Business and is in the Ordinary Course of Business.

(E) There are no underground tanks and related pipes, pumps and other facilities regardless of their use or purpose whether active or abandoned at the Real Property.

(F) To the knowledge of the Seller, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Real Property. The Business does not sell and has not sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(v) The Seller has disclosed and made available to the Buyer all information, including all studies, analyses and test results, in the possession, custody or control of the Seller and its Affiliates relating to (A) the environmental conditions on, under or about the Real Property, (B) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by the Seller or any other Person at any time on any Real Property, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Business, (C) noncompliance with Environmental Laws in connection with the Business or the Real Property, and (D) liability or potential liability under Environmental Law in connection with wastes generated by the operation of the Business coming to be located at any location.

(t) Employees, Labor Matters, etc. Except as set forth in Schedule 3.1(t), the Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since three years prior to the date of this Agreement there has not occurred or, to the knowledge of the Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. Except as set forth on Schedule 3.1(t), there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Seller, threatened with respect to any employee employed in the operation of the Business. The Seller has complied, in all material respects, with all provisions of Applicable Laws pertaining to the employment of employees, including all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts.

(u) Employee Benefit Plans and Related Matters. (i) Schedule 3.1(u) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, that are maintained or contributed to by the Seller or any Affiliate of the Seller in respect of any present or former employees, consultants, or independent contractors of the Seller who are employed in the Business (all of the above being hereinafter individually or collectively referred to as “Plan” or “Plans,” respectively). The Seller has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Plans.

(ii) Copies of the following materials have been delivered or made available to Buyer: (i) all current and prior plan documents for each Plan or, in the case of an unwritten Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all current and prior trust agreements, insurance Contracts, and other documents relating to the funding or payment of benefits under any Plan, and (v) any other documents, forms or other instruments relating to any Plan reasonably requested by Buyer.

(iii) Each Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all Applicable Laws.

(iv) Each Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified or is entitled to rely upon an opinion letter issued to a prototype sponsor as to the qualified status of such Plan, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and, to the knowledge of Seller, there are no circumstances that would reasonably be expected to adversely affect the qualified status of such Plan.

(v) The Seller does not currently have and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(vi) With respect to each group health plan benefiting any current or former employee of the Seller or any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (ii) that together with the Seller is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”) that is subject to Section 4980B of the Code, the Seller and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(v) No Guarantees. Except as set forth on Schedule 3.1(v), none of the obligations or liabilities of the Business or of the Seller incurred in connection with the operation of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. Except as set forth on Schedule 3.1(v), there are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the Business or the Assets.

(w) Related Party Transactions. Except as set forth on Schedule 3.1(w), no Affiliate of the Seller (i) has or during the last two years has had any direct or indirect interest (A) in, or is or during the last two years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Seller or the Business or (B) in any material property, asset or right that is owned or used by the Seller or the Business or (ii) is, or during the last two years has been, a party to any agreement or transaction with the Seller or the Business.

(x) Brokers, Finders, etc. Except as set forth on Schedule 3.1(x), all negotiations relating to this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of the Seller or its Affiliates in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Seller or its Affiliates upon consummation of the transactions contemplated hereby or thereby.

3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

(a) Corporate Status; Authorization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has, or prior to the Closing Date will have, full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been, and on the Closing Date the execution and delivery by the Buyer of each of the Ancillary Agreements and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements. This Agreement is, and on the Closing Date each of the Ancillary Agreements will be, valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms subject to the General Enforceability Exceptions.

(b) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with the articles of incorporation or the code of regulations or other organizational documents of the Buyer or any Applicable Law, or (ii) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time or both) a default under the terms of any note, deed, mortgage, other Contract or other instrument or oral understanding to which the Buyer is a party that, in the case of either (i) or (ii), has a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Except as specified in Schedule 3.2(b), no Consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(c) Litigation. There is no action, claim, suit or proceeding pending, or to the Buyer’s knowledge, threatened, by or against or affecting the Buyer in connection with or relating to the transactions contemplated by this Agreement.

(d) Brokers, Finders, etc. All negotiations relating to this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against the Seller for any brokerage or finder’s commission, fee or similar compensation.

(e) Financial Ability to Close. At Closing, Buyer will have the financial ability to perform its obligations under this Agreement and the Ancillary Agreements. The obligation of Buyer to consummate the transactions contemplated hereby is not subject to any financing contingency. Buyer is, and immediately following the Closing will be, Solvent.

ARTICLE IV

COVENANTS

4.1 Covenants of the Seller.

(a) Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by the Buyer in writing (including by electronic mail), the Seller will:

(i) carry on the Business in, and only in, the Ordinary Course of Business, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair (normal wear and tear excepted), keep available the services of its present officers and significant employees and preserve its relationship with customers, suppliers and others having business dealings with it, to use its commercially reasonable best efforts to maintain its goodwill and going business in all material respects in the same condition as on the date of this Agreement and on the Closing Date;

(ii) pay accounts payable and other obligations of the Business in the Ordinary Course of Business unless disputed in good faith;

(iii) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all Applicable Laws applicable to the Assets or the Business;

(iv) not enter into or assume any Contract relating to the Business involving an amount in excess of $50,000, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof, except for Contracts with customers entered into in the Ordinary Course of Business;

(v) make all maintenance capital expenditures for the upkeep and maintenance of the Assets in the Ordinary Course of Business, including capital expenditures and repair and replacement expenditures consistent in all material respects with those set forth on Schedule 4.1(a)(v); and

(vi) not take any action, or omit to take any action, which action or omission would reasonably be expected to result in (A) any representation or warranty of the Seller set forth in this Agreement ceasing to be true and correct in all material respects, or (B) any condition to the Closing set forth in Article V not being satisfied.

(b) Confidentiality. The Seller will keep confidential and cause its Affiliates to keep confidential all non-public information relating to the Business, except for disclosures required by Applicable Law or administrative process (including disclosures required in Tax Returns or in other required filings with Governmental Authorities), provided that the Seller shall provide the Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 4.1(b).

(c) Access and Information. (i) So long as this Agreement remains in effect, the Seller will (and will cause each of its Affiliates and its and its Affiliates’ respective accountants, counsel, consultants, employees and agents) after reasonable prior notice give the Buyer and its accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person’s properties, assets, books, Contracts, reports and records relating to the Division or the Business, as the Buyer shall from time to time reasonably request. In addition, the Seller will permit the Buyer, and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Seller during normal business hours after reasonable prior notice as may be necessary or useful to the Buyer in its review of the properties, assets and business affairs of the Division and the Business and the above-mentioned documents, records and information. The Seller will keep the Buyer generally informed as to any material developments pertaining to the Business. Notwithstanding anything in this Section 4.1(c) to the contrary, Seller will not be required to share any competitively sensitive information with Buyer pursuant to this Section 4.1(c).

(ii) The Seller will retain all books and records relating to the Division in accordance with the Seller’s record retention policies as presently in effect. During the five-year period beginning on the Closing Date, the Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer’s expense.

(d) Public Announcements. Except as required by Applicable Law, the Seller shall not, and it shall not permit any Affiliate to, make any initial public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

(e) Further Actions. Except as otherwise provided in Section 4.3:

(i) The Seller agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date, including causing the release of any and all Liens (other than Permitted Liens) on or affecting the Assets.

(ii) The Seller shall not, and shall not authorize or permit any of its respective officers, directors, employees, agents or representatives to, propose, announce or enter into any transaction that could reasonably be expected to materially adversely affect the Seller’s ability to consummate the transactions contemplated hereby and to fulfill the conditions thereto.

(iii) The Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with this Agreement, the Ancillary Agreements, the sale and Transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated thereby.

(iv) The Seller, as promptly as practicable, will use all commercially reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the sale and Transfer of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby.

(v) The Seller will, and will cause its Affiliates to, coordinate and reasonably cooperate with the Buyer in exchanging such information and supplying such assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Section 4.2(b).

(vi) At all times prior to the Closing, the Seller shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied, promptly upon the Seller becoming aware of the same.

(vii) The Seller shall, as reasonably requested by the Buyer, deliver to the Buyer’s title insurance company any customary affidavits reasonably required by such title insurance company in connection with any title insurance relating to the Owned Real Property proposed to be purchased by Buyer. The Buyer shall be responsible for any and all costs relating to any such purchase of title insurance.

(viii) The Seller shall be responsible for compliance with all applicable requirements of the New Jersey Industrial Site Recovery Act triggered by the transfer of ownership of the South Plainfield New Jersey Facility at Closing.

(f) Further Assurances. Following the Closing, the Seller shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements, to render effective the consummation of the transactions contemplated hereby and thereby, and to comply with all Applicable Law.

(g) Liability for Transfer Taxes. The Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless the Buyer against, all sales (including bulk sales, if applicable), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, license and other similar Taxes, levies, charges and fees, including all interest and penalties thereon and additions thereto, whether disputed or not (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Ancillary Agreements. The party required by Applicable Law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns and Buyer and Seller shall each, and shall each cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns.

(h) Certificates of Tax Authorities. On or before the Closing Date, the Seller shall provide to the Buyer copies of certificates from the appropriate taxing authority stating that no Taxes are due to any state or other taxing authority for which the Buyer would reasonably be expected to have liability to withhold or pay Taxes with respect to the Transfer of the Assets or the Business.

(i) Use of Intellectual Property. Except for the Licensed IP, from and after the Closing, none of the Seller or any of its Affiliates shall have any rights or interest in and to the Business Intellectual Property Assets, and none of the Seller or any of its Affiliates will contest the exclusive ownership or validity of any rights of the Buyer in or to the Business Intellectual Property Assets. From and after the Closing, neither the Seller nor any of its Affiliates shall use any of the Business Intellectual Property Assets (other than the Licensed IP, subject to the terms of the License Agreement) for any purpose.

(j) Insurance and Insurance Proceeds. The Seller shall keep, or cause to be kept, all insurance policies of the Seller relating to the Business, or equivalent replacements therefor, in full force and effect through the Closing Date. To the extent that the Seller has in force any policies of property and casualty or similar insurance insuring any of the Assets, any proceeds of insurance payable (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs from and after the date of this Agreement and on or before the Closing Date, to the extent that the proceeds pertain to properties or assets that would have constituted Assets had they been in existence on the Closing Date, shall be received by the Seller in trust for the Buyer and, to the extent the Assets to which the proceeds pertain have not been replaced, repaired or restored, shall be paid over to the Buyer at the Closing or at any such later time at which the Seller receives such proceeds. If no proceeds have been received before the Closing, the Seller shall assign its claims thereto to the Buyer at the Closing.

(k) Notice of Certain Events. After the execution of this Agreement but prior to the Closing, the Seller shall, and shall cause its representatives to, promptly notify the Buyer in writing in reasonable detail of:

(i) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or

(ii) the damage or destruction by fire or other casualty of any material asset of the Business or any material part thereof or in the event that any material asset of the Business or material part thereof becomes the subject of any proceeding or, to the knowledge of the Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(l) Monthly Financial Reports. As promptly as practicable and in any event no later than fifteen (15) calendar days after the end of each calendar month ending after the date hereof and before the Closing Date, the Seller will deliver to the Buyer copies of monthly profit and loss statements with respect to the Business and a balance sheet and statement of cash flows for the Business.

(m) Competitive Activity; Confidentiality; Non-Solicitation. On the Closing Date, the Buyer, the Seller and the Principal Stockholders shall enter into the Non-Competition Agreement in the form attached as Exhibit B (the “Non-Competition Agreement”).

(n) No-Shop. From and after the date of this Agreement and continuing until the Closing or the earlier termination of this Agreement pursuant to Section 7.1, each of the Seller and the Principal Stockholders hereby covenants and agrees that it, he or she will not, and will not authorize or permit any officer, director, manager, employee or agent of the Seller to, or authorize or permit any investment banker, attorney, accountant or other representative or agent retained by the Seller or any Principal Stockholder to, directly or indirectly, without the written consent of the Buyer (i) solicit, negotiate, or enter into material discussions regarding, any possible Business Combination, with any party other than the Buyer or (ii) following receipt of an unsolicited proposal for a Business Combination, approve, endorse or recommend such proposal. From and after the date hereof, and continuing to the Closing or earlier termination of this Agreement pursuant to Section 7.1, each of the Principal Stockholders covenants and agrees that it will vote for, approve and otherwise support the consummation of the transaction contemplated by this Agreement, and will not vote, for approve or otherwise support any Business Combination with any party other than the Buyer.

(o) Accounts Receivable. After the Closing, the Seller shall promptly remit to the Buyer all amounts received by the Seller in respect of accounts receivable that constitute Assets.

4.2 Covenants of the Buyer.

(a) Public Announcements. Prior to the Closing, except as required by Applicable Law, the Buyer shall not, and shall not permit any Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Seller.

(b) Confidentiality. The Buyer will keep confidential and will cause its Affiliates to keep confidential all non-public information relating to the ongoing business of Seller, except for disclosures required by Applicable Law or administrative process (including disclosures required in Tax Returns or in other required filings with Governmental Authorities), provided that the disclosing party shall provide the non-disclosing party with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 4.2(b). In addition to the foregoing, in between the execution of this Agreement and the Closing Date, the Buyer will keep confidential and will cause its Affiliates to keep confidential all non-public information relating to the ongoing business of Seller that is disclosed by Seller regarding its customers, suppliers and the Business set forth in the Disclosure Schedules and make such information available only to those individuals who have a need to know that are set forth on Schedule 4.2(b), except for disclosures required by Applicable Law or administrative process (including disclosures required in Tax Returns or in other required filings with Governmental Authorities), provided that the Buyer shall provide the Seller with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 4.2(b). If this Agreement is terminated for any reason, Buyer shall cause all information referenced in the immediately preceding sentence to be returned to Seller within 10 Business Days of such termination along with a certification of an authorized officer of the Buyer as to compliance with this covenant.

(c) Further Actions. Except as otherwise provided in Section 4.3,

(i) The Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

(ii) The Buyer shall not, and shall not authorize or permit any of its respective officers, directors, employees, agents or representatives to, announce or enter into any transaction to acquire or combine with, by merger or by purchase of stock, assets or otherwise, a provider of contract ethylene oxide sterilization services for the sterilization of medical products, devices, supplies, and equipment, which transaction could reasonably be expected to adversely affect the likelihood that the material Governmental Approvals required to consummate the transactions contemplated hereby will be received or delayed.

(iii) The Buyer will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Buyer pursuant to Applicable Law in connection with this Agreement, the Ancillary Agreements, the Buyer’s acquisition of the Assets pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby.

(iv) The Buyer will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 4.1(e).

(v) At all times prior to the Closing, the Buyer shall promptly notify the Seller in writing of any fact, condition, event or occurrence that will or may result in he failure of any of the conditions contained in Sections 5.1 and 5.3 to be satisfied, promptly upon becoming aware of the same.

(vi) After the Closing, the Buyer will promptly remit to the Seller all amounts received by Buyer that represent Excluded Assets.

(d) Further Assurances. Following the Closing, the Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

(e) Use of Licensed IP and Excluded Non-Licensed IP. From and after the Closing, none of the Buyer or any of its Affiliates will use the Excluded Non-Licensed IP or the Licensed IP (except, in the case of the Licensed IP, pursuant to the License Agreement), and none of the Buyer or its Affiliates will contest the ownership or validity of any rights of the Seller or its Affiliates in the Excluded Non-Licensed IP or the Licensed IP.

4.3 Antitrust Notification. Each of the Buyer and Seller will, if not done prior to the execution of this Agreement, as promptly as practicable, but in no event later than three Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information required in connection therewith pursuant to the HSR Act. Each party hereto represents and warrants that such notification and report form and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party or its ultimate parent after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act. Each of the Buyer and the Seller shall furnish to the other such necessary information (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Buyer and the Seller shall keep each other apprised of the status of any communications with, and inquiries or requests for information from, the FTC, the DOJ or any state attorneys general, and shall use their reasonable best efforts to comply promptly with any such inquiry or request. Each of the Buyer and the Seller will use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Assets and shall use its reasonable best efforts to resolve any antitrust concerns raised by, and defend against any action to enjoin the sale of the Assets to the Buyer brought by the FTC, the DOJ or any state attorneys general. Each of the Buyer and the Seller will respond promptly under the circumstances to any requests for additional information by any Governmental Authority in connection with the transactions contemplated by this Agreement, including promptly filing a response to a “second request” from an applicable Governmental Authority in connection with its review of the transactions contemplated by this Agreement pursuant to the HSR Act. Nothing stated in this Agreement shall require the Buyer to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets of the Buyer or any of the Assets, or permit the Seller to agree or commit to take any such action with respect to the Assets in connection with or to obtain termination of the waiting period under the HSR Act or otherwise.

4.4 Change Notices. During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, the Seller shall advise the Buyer in writing of (i) the occurrence, or non-occurrence, of any event or development which has caused, or could reasonably be expected to cause, any representation or warranty made by the Seller to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing Date; and (ii) any material failure by the Seller to comply with or satisfy any of its covenants or agreements hereunder. If any event or development (i) arises and occurs in the Ordinary Course of Business after the date hereof, (ii) was not within the Seller’s Knowledge as of the date of this Agreement, (iii) is of a nature such that Schedules 3.1(f) (Taxes), 3.1(g) (Absence of Changes), 3.1(i) (Compliance with Laws and Governmental Approvals), 3.1(l) (Contracts), 3.1(p) (Intellectual Property), 3.1(q) (Insurance), 3.1(t) (Employees, Labor Matters), or 3.1(u) (Employee Benefit Plans and Related Matters) to this Agreement would need to be modified solely in order to make the representations and warranties in Section 3.1(f)(ii), Section 3.1(g)(xv), the first sentence of Section 3.1(i)(ii), Section 3.1(l)(i), the first sentence of Section 3.1(p)(i), Section 3.1(q), Section 3.1(t), and Section 3.1(u) true and accurate in all material respects, and (iv) does not represent, individually or in the aggregate with any other events or developments set forth in Change Notices pursuant to this Section 4.4, a Material Adverse Effect, the Seller shall promptly deliver to the Buyer written notice that sets forth the manner in which such schedules would need to be so modified (a “Change Notice”). The Disclosure Schedules shall be deemed amended as set forth in any Change Notices.

4.5 Consent Decree. Prior to the Closing, the Seller shall continue to negotiate the form of the Consent Decree with the United States Environmental Protection Agency. After the Closing, the Buyer and the Seller shall reasonably cooperate with each other, and shall each participate, in the negotiation and execution of the Consent Decree with the United States Environmental Protection Agency. From the date hereof until the Consent Decree is entered as a final judgment in the applicable U.S. District Court, each party shall promptly notify the other of any developments in, and shall promptly provide the other party with copies of any correspondence or other documents received in connection with, such negotiations, and shall reasonably consult with the other party in connection therewith. After the Closing Date, the Seller shall not execute or otherwise enter into any Consent Decree with respect to the Facilities or the Business without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or denied, and the Buyer shall comply with the provisions of

Section 5 of the Consent Decree concerning the transfer of ownership of the Facilities to the extent provided elsewhere in this Agreement. The Seller shall promptly reimburse the Buyer for all of the documented reasonable out-of-pocket costs, expenses and fees (including reasonable attorneys’ and other professionals’ fees) actually incurred by the Buyer in connection with the obligations assumed by the Buyer pursuant to Section 1.3(c) hereof under Appendix B of the Consent Decree, but only as to the cost of the compliance audit work plans, compliance audits and compliance audit reports and as to violations of environmental compliance law and regulations in existence at the Real Property on or before the date of Closing which remain unresolved on the date of Closing (which shall include those evidenced by the compliance audits performed by the Buyer, a copy of each of which is attached hereto as Exhibit H) which remain unresolved on the date of Closing; provided, however, that Buyer shall only be liable for any stipulated penalties attributable to the Buyer’s failure to meet compliance deadlines for such obligations after the date of Closing and for all costs, expenses, fees and penalties arising out of violations of Environmental Laws at the Real Property first arising after the date of Closing. The engagement of any consultant or environmental firm to conduct services that will result in Environmental Liabilities and Costs for Seller, shall be done as follows: at Buyer’s option, (1) Buyer and Seller can mutually agree upon a third party consultant/firm; or (2) Buyer may submit written bids to Seller from at least three consultants/firms and Seller shall chose therefrom; provided that if Seller does not chose a consultant/firm within 30 days after the bids are submitted to it, Buyer may use any of the consultants/firms whose bid was submitted for the project covered by such bid.

4.6 Environmental Permits. Buyer shall take any and all commercially reasonable actions to procure any consents from Governmental Authorities to the transfer of the Environmental Permits for each Facility set forth on Schedule 3.1(i)(ii), as may be required by the relevant Governmental Authority. Seller shall assist and shall cooperate with Buyer in Buyer’s efforts with regard to the Environmental Permits to the extent commercially reasonable.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) HSR Act Notification. In respect of the notifications of the Buyer and the Seller pursuant to the HSR Act, if any, the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any Order. No Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

5.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use reasonable good faith efforts to cause to be fulfilled:

(a) Representations, Performance. The representations and warranties of the Seller contained in this Agreement and in the Ancillary Agreements taken together with the Disclosure Schedules and any supplements to the Disclosure Schedules permitted pursuant to Section 4.4 hereof, (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. The Seller shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by its duly authorized officers, to the foregoing effect.

(b) Consents. The Seller shall have obtained and shall have delivered to the Buyer copies of (i) all Consents of Governmental Authorities required to be obtained by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) all Consents required under any Contract (other than customer Contracts) listed, or required to be listed, on Schedule 3.1(l)(i) from third parties other than Governmental Authorities, except with regard to both (i) and (ii) above, to the extent such Consent is indicated on Schedule 3.1(c) as not being required as a condition to the obligations of the Buyer to consummate the transactions contemplated hereby.

(c) Consents to Assignment of Customer Contracts. Within 60 days following the execution of this Agreement, Seller shall deliver a true and correct notice to Buyer certifying that, with respect to customer Contracts representing in the aggregate at least 60% of the total revenues of the Business for the nine month period ending September 30, 2004, either (1) a Consent to assign such Contract upon the Closing has been obtained (in a form reasonably acceptable to the Buyer), or (2) such Contract requires no Consent to be assigned other than the giving of notice by the Seller, which notice does not give rise to any rights of termination or other rights in favor of the customer. Such notice shall indicate the percentage of the total revenues of the Business for the nine month period ending September 30, 2004 for which such Consents have been obtained or for which only such notices are required. If this condition is not satisfied, Buyer shall, within five Business Days of its receipt of such notice (or, if such notice is not given, within 65 days following the execution of this Agreement) either: (i) waive the condition; or (ii) terminate this Agreement pursuant to Section 7.1(a). The Seller shall be deemed to have agreed to the Buyer’s termination pursuant to clause (ii) of the immediately preceding sentence.

(d) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or would reasonably be expected to constitute or result in, a Material Adverse Effect.

(e) Ancillary Agreements. The Seller shall have delivered to the Buyer on the Closing Date executed counterparts of (i) a license agreement substantially in the form attached hereto as Exhibit C (the “License Agreement”), (ii) an equipment maintenance and transition services agreement substantially in the form attached hereto as Exhibit D (the “Maintenance Agreement”), (iii) an equipment supply agreement substantially in the form attached hereto as Exhibit E (the “Supply Agreement”), and (iv) the Non-Competition Agreement.

(f) Corporate Proceedings. All corporate and other proceedings of the Seller in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested at least three Business Days prior to the Closing, as may be reasonably requested.

(g) Transfer Documents. The Seller shall have delivered to the Buyer at the Closing all documents, certificates and agreements necessary to Transfer to the Buyer good and marketable, as the case may be, title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including:

(i) A bill of sale, assignment and general conveyance, substantially in the form of Exhibit F hereto (the “Bill of Sale”), dated the Closing Date, with respect to the Assets (other than any Asset to be Transferred pursuant to any of the instruments referred to in any other clause of this Section 5.2(g));

(ii) An Assignment and Assumption Agreement, substantially in the form of Exhibit G hereto (the “Assumption Agreement”), assignments of all Business Intellectual Property Assets (other than the Licensed IP) in form and substance reasonably satisfactory to the parties, and assignments of any other agreements and instruments constituting Assets in form and substance reasonably satisfactory to the parties, dated the Closing Date, assigning to the Buyer all of the Seller’s right, title and interest therein and thereto, with any required Consent endorsed thereon;

(iii) A warranty deed, dated as of the Closing Date, with respect to that certain parcel of Owned Real Property located in Rhode Island, and a special warranty deed, dated as of the Closing Date, with respect to that certain parcel of Owned Real Property located in New Jersey, each in form and substance substantially equivalent to the form of deed provided to the Seller upon the Seller’s acquisition of such properties (true and complete copies of which have been provided to the Buyer prior to the date hereof), together with any necessary transfer declarations or other filings;

(iv) An assignment of leases, dated as of the Closing Date, with respect to each Lease, together with any necessary transfer declarations or other filings, each in form and substance reasonably satisfactory to the Buyer; and

(v) Certificates of title to all motor vehicles included in the Assets to be Transferred to the Buyer hereunder, duly endorsed for Transfer to the Buyer as of the Closing Date.

(h) Estoppels. The Buyer shall also have received estoppel certificates addressed to the Buyer from the lessor of each Lease, dated within 30 days of the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the actual knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by the Buyer.

(i) FIRPTA Certificate. The Buyer shall have received a certificate of the Seller, dated as of the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of the Seller and stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder and reasonably satisfactory to Buyer.

5.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled:

(a) Representations; Performance, etc. The representations and warranties of the Buyer contained in this Agreement and the Ancillary Agreements (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

(b) Assumption Agreement. The Seller shall have received from the Buyer the executed Assumption Agreement.

(c) Corporate Proceedings. All corporate proceedings of the Buyer in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the Seller, and its counsel, and the Seller and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, at least three Business Days prior to the Closing, as may be reasonably requested.

(d) Consents. The Buyer shall have obtained and shall have delivered to Seller copies of all Consents from Governmental Authorities required to be obtained by the Buyer in connection with the execution and delivery and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Ancillary Agreements. The Buyer shall have delivered to the Seller on the Closing Date executed counterparts of (i) the License Agreement, (ii) the Maintenance Agreement, (iii) the Supply Agreement, and (iv) the Non-Competition Agreement.

(f) Purchase Price. The Buyer shall have delivered to the Seller on the Closing Date the Purchase Price less the Holdback Amount and the Chamber Holdback in immediately available funds wire transferred to an account designated by the Seller.

ARTICLE VI

EMPLOYEE MATTERS

6.1 Employment of the Seller’s Employees. The Seller will use all reasonable efforts to cause the employees listed on Schedule 6.1 to make available their employment services to the Buyer. Buyer commits to offer employment to each of the persons set forth on Schedule 6.1 who continue to be employed by the Seller immediately prior to the Closing Date upon terms and conditions of employment no less favorable than those provided to similarly situated employees of the Buyer and at an equal or greater base salary to that which they currently receive.

6.2 Employee and Related Matters.

(a) The Seller shall provide to the Buyer within a reasonable period prior to the Closing (and again on the Closing Date) a true, complete and accurate list of the projected employees of the Seller actively employed by the Business (the “Current Employees”). Current Employees who, on or immediately after the Closing Date, accept the Buyer’s offer of employment and become employees of the Buyer shall be referred to herein as the “Rehired Employees.”

(b) The Buyer shall not assume any Plan or any liability or obligation thereunder.

(c) Notwithstanding anything contained herein to the contrary, the Seller shall perform all of its obligations under the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law (“COBRA”) with respect to its employees, former employees and their covered dependents, whether or not such employees accept employment with the Buyer.

(d) Subject to all applicable legal restrictions, Buyer and Seller shall provide each other, in a timely manner, with any information which the other may reasonably request with respect to any employee of Seller or, after the Closing, any Rehired Employee, his employment with and compensation from Seller or Buyer, or rights or benefits under any Plan or any personnel policy of Seller or Buyer relating to the Business.

(e) As soon as practicable after the Closing Date, the Buyer shall cause all Rehired Employees to be eligible to participate in the retirement and welfare benefit plans, arrangements and programs maintained by the Buyer, subject to the terms and conditions of each such plan. The Buyer shall waive any pre-existing condition limitation under the Buyer’s health plan for any condition of a Rehired Employee or an eligible beneficiary of a Rehired Employee that was covered under a health plan of the Seller as of the Closing Date. The Buyer shall recognize the service of each Rehired Employee for the Seller before the Closing Date for determining eligibility and vesting under the Buyer’s benefit plans and shall give each Rehired Employee credit for service with the Seller for such purposes under the Buyer’s benefit plans.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of the Buyer and the Seller;

(b) by either the Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Providence, Rhode Island time on December 31, 2004, unless (i) such date shall be extended by the mutual written consent of the Seller and the Buyer or (ii) the transactions contemplated hereby have not been consummated as the result of a failure of any of the conditions of the obligations of the parties set forth in Article V to be met, which failure is the result of circumstances outside of the reasonable control of the party not seeking to terminate this Agreement, in which case this Agreement may be terminated by either the Seller or the Buyer by written notice to the other party if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m., Providence, Rhode Island time on July 8, 2005 (such date, if and as extended, the “Drop Dead Date”);

(c) by the Buyer by written notice to the Seller if (i) the representations and warranties of the Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Sections 5.1 or 5.2 shall not have been satisfied as of the day before the Drop Dead Date, or satisfaction of any such condition becomes impossible, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; and

(d) by the Seller by written notice to the Buyer if (i) the representations and warranties of the Buyer shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made or (ii) any of the conditions set forth in Section 5.1 or 5.3 shall not have been satisfied as of the date before the Drop Dead Date, or satisfaction of any such condition becomes impossible, unless such failure be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 10.1 with respect to Transaction Expenses and except for any liability resulting from such party’s willful or intentional breach of this Agreement.

ARTICLE VIII

DEFINITIONS

8.1 Definition of Certain Terms. The terms defined in this Section 8.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

Accounts Receivable has the meaning set forth in Section 3.1(m).

Additional Chambers means those two certain 28 pallet chambers and all ancillary equipment related thereto, and configured in a manner that is equivalent to the configuration of similar equipment that is currently installed at the Seller’s San Diego Facility, that are in the process of being manufactured by the Seller as of the date hereof.

Affiliate of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by Contract or otherwise, as trustee or executor, or otherwise.

Agreement means this Asset Purchase Agreement, including the Schedules and Exhibits hereto.

Ancillary Agreements means the License Agreement, the Maintenance Agreement, the Supply Agreement, Assumption Agreement, the Non-Compete Agreement, the Bill of Sale and such other agreements entered into between the Seller and the Buyer to consummate the transactions contemplated hereby.

Applicable Law means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) Orders.

Arbitration Firm has the meaning set forth in Section 2.3(b).

Assets has the meaning set forth in Section 1.1.

Assumed Contracts has the meaning set forth in Section 1.1(c).

Assumption Agreement has the meaning set forth in Section 5.2(g).

Assumed Liabilities has the meaning set forth in Section 1.3(a).

Balance Sheet Date has the meaning set forth in Section 3.1(g).

Benefit Liabilities means all past, present and future obligations and liabilities of the Seller arising out of Applicable Law (i) with respect to each Plan and (ii) with respect to all employees and former employees of the Seller in connection with any event commencing, occurring or failing to occur on or prior to the Closing Date.

Bill of Sale has the meaning set forth in Section 5.2(g).

Business Combination means any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, or any sale or other disposition (or series of sales or dispositions) of all or any significant portion of the assets or 50% or more of the outstanding equity securities in the aggregate of, the Seller or other sale of the Business.

Business has the meaning set forth in the Recitals.

Business Day means a day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required to close.

Business Intellectual Property Assets means all of the Intellectual Property are related rights to be Transferred by Seller to Buyer pursuant to Section 1.1 and the Licensed IP.

Buyer has the meaning set forth in the Preamble.

Buyer Indemnitees has the meaning set forth in Section 9.1.

Buyer Material Adverse Effect means any event, occurrence, fact, condition, change or effect that has or would reasonably be expected to have a materially adverse effect on the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Buyer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

Chamber Holdback means (a) zero if both Additional Chambers are Transferred to the Buyer at the Closing in accordance with Section 1.1 and Section 1.5, (b) $650,000 if one Additional Chamber has been transferred to the Buyer at the Closing in accordance with Section 1.1 and Section 1.5 as of the Closing Date, and (c) $1,300,000 if no Additional Chambers are Transferred to the Buyer in accordance with Section 1.1 and Section 1.5 as of the Closing Date.

Change Notice has the meaning set forth in Section 4.4.

Claims Notice has the meaning set forth in Section 9.3(a).

Closing has the meaning set forth in Section 2.1.

Closing Date has the meaning set forth in Section 2.1.

Closing Working Capital has the meaning set forth in Section 2.3(a).

COBRA has the meaning set forth in Section 6.2(c).

Code means the Internal Revenue Code of 1986, as amended.

Commissioned means a mutual determination by the parties that (i) the subject Additional Chamber has been completed and fully installed, (ii) the installation qualifications and operational qualifications of such Additional Chamber are acceptable based on recognized industry standards, (iii) such Additional Chamber is configured to perform in a manner equivalent to the other chambers in operation at the San Diego Facility, and (iv) such Additional Chamber is ready and acceptable for performance qualification work for medical device providers consistent with policies and procedures practiced by Cosmed of California.

Consent means any consent, approval, authorization, waiver, permit, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration, application or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

Consent Decree means that certain draft Consent Decree between the Seller and the United States Government, acting on behalf of the Environmental Protection Agency.

Contracts has the meaning set forth in Section 1.1(c).

Controlled Group as defined in Section 3.1(u).

Covered Returns has the meaning set forth in Section 3.1(f).

Covered Taxes has the meaning set forth in Section 3.1(f).

Current Employees has the meaning set forth in Section 6.2(a).

Disclosure Schedules has the meaning set forth in the first paragraph of Section 3.1.

Division has the meaning set forth in the Recitals.

DOJ has the meaning set forth in Section 4.3.

Drop Dead Date has the meaning set forth in Section 7.1(b).

Environment means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

Environmental Laws means all Applicable Laws relating to the protection of the Environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including (i) all requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the Environment or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and (ii) all other requirements pertaining to the protection of the health and safety of employees or the public.

Environmental Liabilities and Costs means all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including all Losses and oversight costs of Governmental Authorities related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business, the Real Property or any other real properties, assets, equipment or facilities, by the Seller, or any of its predecessors or Affiliates on or prior to the Closing Date; (ii) the environmental conditions existing on or prior to the Closing Date on, under, above, or about any Real Property or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by the Seller, or any of its predecessors or Affiliates; (iii) the treatment, storage disposal or arrangement for disposal at, upon or to any location of Hazardous Substances generated by the Seller or any of its Affiliates in connection with the operation of the Business on or prior to the Closing Date; and (iv) expenditures necessary to address noncompliance with any and all requirements of Environmental Laws which noncompliance first existed on or prior to the Closing Date at any Real Property or in connection with any aspect of the Business, including all Environmental Permits issued under or pursuant to such Environmental Laws.

Environmental Permits means any permit, license, registration, consent, order, administrative consent order, certificate, approval, application or other authorization necessary for the lawful conduct of the Business as currently conducted or previously conducted under any Environmental Law.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets has the meaning set forth in Section 1.2.

Excluded Liabilities has the meaning set forth in Section 1.4.

Excluded Non-Licensed IP has the meaning set forth in Section 1.2(h).

Facilities means the following facilities operated by the Seller: Coventry, Rhode Island, (d/b/a Cosmed of Rhode Island); South Plainfield, New Jersey (d/b/a Cosmed of New Jersey); Waukegan, Illinois (d/b/a Cosmed of Illinois); Grand Prairie, Texas (d/b/a Cosmed of Texas); and San Diego, California (d/b/a Cosmed of California).

Financial Statements has the meaning set forth in Section 3.1(d).

FTC has the meaning set forth in Section 4.3.

GAAP has the meaning set forth in Section 2.3(a).

General Enforceability Exceptions has the meaning set forth in Section 3.1(a).

Governmental Approval means any permit, license, registration, consent, order, administrative consent order, certificate, approval, application or other authorization issued by any Governmental Authority, including any Environmental Permit.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

Guarantee means, for any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for deposit or collection in the Ordinary Course of Business. The term “Guarantee” used as verb has a correlative meaning.

Hazardous Substances means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, leaded paints, toxic mold, radon gas or related materials, (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous material,” “toxic substance” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise regulated by any Governmental Authority or Environmental Law.

Holdback Amount means $7,300,000 plus interest accruing at an annual rate of 2%, compounded monthly, on the outstanding amount of such Holdback Amount from the date of Closing until the date the Holdback Amount is disbursed to Seller.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness means, for any Person, either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligations in accordance with GAAP for all or any part of the deferred purchase price of property or services (other than trade payables), or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any non-compete and earnout payments, or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.

Indemnified Party has the meaning set forth in Section 9.3(a).

Indemnifying Party has the meaning set forth in Section 9.3(a).

Intellectual Property means any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information, including any such matters under development and for which subsection (a) above is not applicable; (e) mask work and other semiconductor chip rights and registrations thereof; (f) intellectual property rights (including common law rights) similar to any of the foregoing; and (g) copies and tangible embodiments (in whatever form or medium, including electronic media) of any of the foregoing.

Interim Financial Statements has the meaning set forth in Section 3.1(d).

Inventories has the meaning set forth in Section 1.1(b).

IRS means the Internal Revenue Service.

knowledge of the Seller means the actual knowledge of the following persons: each of the Principal Stockholders, Frances Sordellini, Marek Janasek, William V. Feldmann and Clark Houghtling.

Leased Real Property means all interests leased pursuant to the Leases.

Leases means the real property leases, subleases, licenses and occupancy agreements related to the Business and pursuant to which the Seller is the lessee, sublessee, licensee or occupant other than real property leases, subleases, licenses and occupancy agreements included in Excluded Assets.

Liability Claim has the meaning set forth in Section 9.3(a).

License Agreement has the meaning set forth in Section 5.2(e).

Licensed IP has the meaning set forth in Section 1.2(g).

Lien means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including those that may arise under any Contracts.

Litigation Conditions has the meaning set forth in Section 9.3(b).

Losses has the meaning set forth in Section 9.1.

Maintenance Agreement has the meaning set forth in Section 5.2(e).

Material Adverse Effect means any event, occurrence, fact, condition, change or effect that has or would reasonably be expected to have a materially adverse effect on the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Buyer or on the Business or Assets of the Seller, as the case may be; provided, however, that the term Material Adverse Effect shall not include any event, occurrence, fact, condition, change or effect generally affecting (and that does not have a disproportionately adverse effect on the Seller or the Business, as applicable, compared to its effect on competitors of the Seller or the Business): (i) the industry in which the Business operates, (ii) interest rates, (iii) securities or capital markets, (iv) general economic conditions or (v) Applicable Laws.

Material Customers has the meaning set forth in Section 3.1(n)(i).

Material Suppliers has the meaning set forth in Section 3.1(n)(ii).

Migration means seeping, leaching or other movement of Hazardous Substances through the soil, land, surface or subsurface strata, sediments, surface water or ground water.

Non-Competition Agreement has the meaning set forth in Section 4.1(m).

Non-Medical Customers means those certain customers identified on Schedule 8.1.

Orders means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

Ordinary Course of Business means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

Other Leases means the leases, subleases, licenses and occupancy agreements pursuant to which the Seller is a lessor, sublessor or licensor of any part of the Real Property other than leases, if any, included in Excluded Assets.

Other Services means those certain services specified on Schedule 8.1.

Owned Business Intellectual Property has the meaning set forth in Section 3.1(p).

Owned Real Property means the real property owned by the Seller or its Affiliates and used in the Business, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property located thereon, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing other than owned real property, if any, included in Excluded Assets.

Pending Claim Notice has the meaning set forth in Section 9.7.

Permitted Liens means (i) Liens for Taxes not yet due and payable or (ii) non-monetary Liens that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value of any of the property or assets of the Business or interfere with the use thereof as currently used or contemplated to be used or otherwise.

Person means any natural person, firm, partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

Personal Property Tax has the meaning set forth in Section 2.7.

Plan has the meaning set forth in Section 3.1(u).

Principal Stockholders has the meaning set forth in the recitals.

Purchase Price has the meaning set forth in Section 2.2.

Qualifying Business Combination means any Business Combination in which the Qualifying Consideration payable to the Seller and/or its stockholders, directly and indirectly, is equal to or greater than $74 million.

Qualifying Consideration means, with respect to any Qualifying Business Combination, the total aggregate gross proceeds and other consideration paid to or received by the Company or the Company’s stockholders and to be paid to or received by the Company or the Company’s stockholders (which shall be deemed to include all amounts paid or to be paid into escrow, all amounts retained or otherwise held back, all amounts payable pursuant to earn-out provisions and all other contingent payments), including (i) cash, (ii) the full value of all notes, securities and other property, (iii) all liabilities and obligations (including any Indebtedness) of the Company and its stockholders assumed or to be assumed by the acquiror in connection with such transaction, and (iv) the full value of any securities or assets of the Company retained by the Company or its stockholders upon the consummation of the Qualifying Business Combination.

Real Property means the Owned Real Property and the Leased Real Property.

Real Property Laws has the meaning set forth in Section 3.1(r).

Real Property Tax has the meaning set forth in Section 2.7.

Rehired Employees has the meaning set forth in Section 6.1(a).

Release means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, or otherwise entering, into the Environment.

Remedial Action means all actions required by a Governmental Authority or by any Environmental Law to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release or migration of Hazardous Substances so that they do not endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations, care or other Response related to any such Hazardous Substances.

Response means “response” as defined in 42 U.S.C. Section 9601(25), to the extent necessary to comply with Environmental Law, and includes all ancillary activities reasonably or necessarily required to investigate the nature and extent of Releases or threatened Releases of Hazardous Substances and to implement such response action, including but not limited to: (i) obtaining access agreements, Governmental Authority approvals, and permits required by federal, state or local law; (ii) preparing and submitting reports required by any Governmental Authority order or requirement; (iii) operation and maintenance activities associated with any treatment system; (iv) monitoring activities; (v) oversight costs of a Governmental Authority; and (vi) investigative, remedial and monitoring work in, on, under or about properties as to which actual or suspected Migration of Hazardous Substances has or may have occurred.

Seller has the meaning set forth in the Preamble.

Seller Indemnitees has the meaning set forth in Section 9.2.

Solvent means, at any time, that (i) the fair market value and present fair saleable value of the applicable entity’s assets is greater than the amount of its stated and identified contingent liabilities; (ii) the applicable entity is able to realize upon its property and pay its debts and other liabilities as they mature in the normal course of business; and (iii) the applicable entity is not engaged in business or a transaction for which its property would constitute unreasonably small capital.

Subsidiary means any Person of which at least 50% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Seller, by one or more directly or indirectly wholly or partially owned subsidiaries of the Seller or by the Seller and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

Supply Agreement has the meaning set forth in Section 5.2(e).

Target Working Capital means an amount equal to the product of $1,916,536 multiplied by the greater of (i) one, and (ii) a ratio equal to (A) the revenues of the Business during the last six full months immediately preceding the Closing Date, over (B) $11,811,736.

Tax means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any liability for the payment of any amount of the types described in the immediately preceding clause (i) as a result of Seller (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being a party to any agreement to indemnify any Person, or (z) being a successor or transferee of any other Person.

Tax Return means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Expenses has the meaning set forth in Section 10.1.

Transfer has the meaning set forth in the Recitals.

Transfer Taxes has the meaning set forth in Section 4.1(g).

Treasury Regulations means the regulations prescribed pursuant to the Code.

Utility Charges has the meaning set forth in Section 2.7.

Withholding Taxes has the meaning set forth in Section 3.1(f).

Working Capital means (a) the sum of the aggregate (i) inventories, (ii) accounts receivable, net of any reserves, (iii) pre-paid expenses and other credits, and (iv) petty cash held at the Facilities less (b) the sum of the aggregate (i) accounts payable, and (ii) accrued expenses, each as of the measurement date, and calculated in a manner consistent with the Financial Statements and Schedule 2.3. Working Capital does not include any Excluded Assets or Excluded Liabilities actually retained by the Seller.

Working Capital Statement has the meaning set forth in Section 2.3(a).

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification By the Seller. The Seller covenants and agrees to defend, indemnify and hold harmless the Buyer and its respective officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, penalties, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i) any inaccuracy of any representation or warranty made by the Seller herein or under any Ancillary Agreement or in connection herewith or therewith;

(ii) any failure of the Seller to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof; and

(iii) any Excluded Liabilities or Excluded Assets.

9.2 Indemnification by the Buyer. The Buyer covenants and agrees to defend, indemnify and hold harmless the Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Seller Indemnitees”) from and against and pay or reimburse the Seller Indemnities for any and all Losses resulting from or arising out of:

(i) any inaccuracy in any representation or warranty made by the Buyer herein or under any Ancillary Agreement or in connection herewith or therewith;

(ii) any failure of the Buyer to perform any covenant or agreement herein or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof; and

(iii) the Assumed Liabilities.

9.3 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Seller or the Buyer becomes aware of any claim that such party has under Section 9.1 or 9.2 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give written notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.3 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party; provided, however, that all Liability Claims made in connection with this Agreement must be made within the relevant time periods set forth in Section 9.4.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article IX, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Liability Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Liability Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.3(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.3(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the

Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief, or (iii) would reasonably be expected to cause a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party using good faith and commercial reasonableness.

9.4 Survival.

(a) The representations and warranties in this Agreement shall survive the Closing as follows:

(i) the representations and warranties in Section 3.1(a) (Authorization), Section 3.1(b) (Corporate Status), Section 3.1(c) (No Conflicts), the first sentence of Section 3.1(k) (Assets) and Section 3.2(a) (Corporate Status; Authorization) shall survive the Closing indefinitely;

(ii) the representations and warranties in Section 3.1(f) (Taxes) and Section 3.1(u) (Employee Benefit Plans and Related Matters) shall survive the Closing and will not terminate until 30 days after the expiration of the statute of limitations (taking into account for this purpose, any extensions) applicable to the matters covered thereby;

(iii) the representations and warranties in Section 3.1(r) (Real Property) shall survive the Closing and will not terminate until the third anniversary of the Closing Date, and the representations and warranties in Section 3.1(s) (Environmental Matters) shall survive the Closing and will not terminate until the fifth anniversary of the Closing Date; and

(iv) all other representations and warranties in the Agreement shall survive the Closing and will not terminate until the twelve-month anniversary of the Closing Date.

(b) The covenants and agreements of the parties hereto contained in this Agreement shall, subject to the express terms thereof, survive the Closing indefinitely.

9.5 Limitations in Indemnification.

(a) Notwithstanding anything to the contrary contained in this Article IX, the Seller will not have any liability as a result of any breach of or inaccuracy in any representation or warranty referred to in this Agreement (other than those representations and warranties of the Seller referenced in clauses (i) and (ii) of Section 9.4 for which such limitation shall not apply) until the aggregate amount of all such Losses sustained by the Buyer exceeds $100,000.

(b) Notwithstanding anything to the contrary contained in this Article IX, the Seller shall not have any liability under this Agreement as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than those representations and warranties of the Seller referenced in Clauses (i) and (ii) of Section 9.4 for which such limitation shall not apply) in excess of 35% of the Purchase Price, in the aggregate.

9.6 Specific Performance; General Provisions.

(a) Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

(b) Any amounts payable by the Indemnifying Party to or on behalf of the Indemnified Party pursuant to this Agreement shall be reduced by an amount equal to the greater of (i) the amount of any insurance proceeds actually received by the Indemnified Party as a result of the claim, loss or damage involved (not to exceed the amounts payable by the Indemnifying Party pursuant to such Liability Claim) multiplied by 95%, and (ii) the amount of any insurance proceeds actually received by the Indemnified Party as a result of the claim, loss or damage involved (not to exceed the amounts payable by the Indemnifying Party pursuant to such Liability Claim) minus $50,000. Except with respect to Losses arising out of events that occur prior to the Closing (for which there shall be no requirement that an Indemnified Party seek insurance proceeds), to the extent that any claim or Loss is covered by insurance, no Indemnified Party may make a claim or receive payment for indemnification pursuant to this Article IX without first making, or undertaking to make, a claim under an applicable insurance policy, if any, and must use commercially reasonable efforts to pursue such claim. The Indemnified Party shall be entitled to payment for any Loss with respect to a Claims Notice to the Indemnifying Party if the insurance proceeds in respect of such Loss have not been received by the Indemnified Party within 60 days after a claim has been made by the Indemnified Party under any applicable insurance policy, provided however, that if insurance proceeds are subsequently received by the Indemnified Party in connection with such claim, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the greater of (i) the amount of any insurance proceeds actually received by the Indemnified Party as a result of the claim, loss or damage involved (not to exceed the amounts payable by the Indemnifying Party pursuant to such Liability Claim) multiplied by 95%, and (ii) the amount of any insurance proceeds actually received by the Indemnified Party as a result of the claim, loss or damage involved (not to exceed the amounts payable by the Indemnifying Party pursuant to such Liability Claim) minus $50,000 (in the case of both clauses (i) and (ii) of this sentence to the extent that the Indemnifying Party had previously made indemnification payments in respect of such Loss to the Indemnified Party).

(c) The parties shall cooperate with each other with respect to any claim or liability with respect to which one party is obligated to indemnify the other party hereunder and use commercially reasonable efforts to mitigate any such claim or liability under this Agreement, in each case, to the extent required by Applicable Law.

9.7 Holdback Amount.

(a) On the twelve month anniversary of the Closing Date, the Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds, to the account designated in writing by the Seller, the Holdback Amount, less the sum of the amounts, if any, specified in any then Pending Claim Notices or any claims previously paid to Buyer out of the Holdback Amount. For purposes of this Agreement, a “Pending Claim Notice” refers to a written notice provided by the Buyer to the Seller specifying in reasonable detail the nature and dollar amount (including a good faith estimate of the aggregate amount of Losses that may be suffered by the Buyer) of any claim the Buyer may have under Section 9.1.

(b) The Buyer shall pay or cause to be paid by bank wire transfer of immediately available funds to the account designated in writing by the Seller any portion of the Holdback Amount withheld pursuant to Section 9.7(a) with respect to a Pending Claim Notice if it is finally determined pursuant to Section 9.7(c) that no indemnification payment was required to be made by the Seller in respect of such Pending Claim Notice or such indemnification payment is less than originally estimated in such Pending Claim Notice.

(c) In the event of any dispute regarding the final amount payable under a Pending Claim Notice, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, not withstanding such good faith effort, are unable to mutually agree to the amount of any claims subject to a Pending Claim Notice within thirty (30) days after the Indemnifying Party has notified the Indemnified Party of its objections thereto, and any underlying lawsuit has been resolved, then either Party shall have the right to demand that such dispute be resolved through binding arbitration. Upon such a demand, the Parties shall submit the dispute to an arbitrator jointly selected by Buyer and Seller, and the arbitrator shall apply the Rules for Commercial Arbitration of the American Arbitration Association to the extent applicable. (If Buyer and Seller cannot agree on an arbitrator, then each shall appoint an arbitrator and those two arbitrators shall select an arbitrator to handle the dispute.) The arbitrator’s determination of the final amount due under such Pending Claim Notice shall be final and binding on Buyer and Seller. The expenses of the arbitrator shall be paid by Buyer and/or Seller as directed by the arbitrator.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, the Seller and the Buyer shall bear their respective expenses, costs and fees (including attorneys’ and auditors’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated. In the event (a) that this Agreement is terminated (1) by the Buyer prior to the Closing in accordance with Section 7.1(c), or (2) by the Seller in accordance with Section 7.1(b), and (b) the Seller or any of its stockholders, prior to December 31, 2005, enter into any agreement or other binding obligation or understanding with respect to, or consummates, any Qualifying Business Combination (or series of transactions that constitute, in the aggregate, a Qualifying Business Combination), the Seller shall pay all of the documented out-of-pocket expenses actually incurred by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including the fees and expenses of the Buyer’s legal counsel and other advisors) up to a maximum of $1 million; provided, however, if this Agreement is terminated by the Buyer prior to the Closing in accordance with Section 7.1(c) because the satisfaction of a condition set forth in Section 5.1 becomes impossible and such failure is not due to the Seller’s failure to perform or comply with any of its covenants or agreements, the Buyer shall not be entitled to the expense reimbursement set forth in this sentence. The Seller shall give prompt written notice to the Buyer in the event that it, or its stockholders, enter into any such agreement or other binding obligation or understanding with respect to, or if it or they consummate, any Qualifying Business Combination. Any payment due pursuant to this Section 10.1 shall be paid within five business days after receipt by the Seller from the Buyer of a reasonably detailed statement of expenses actually incurred and paid by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. If this Agreement is terminated for any reason other than those set forth in sub-clauses (a)(1) and (a)(2) above, then Seller shall have no obligation to pay such expenses.

10.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by facsimile.

(i)	if to the Buyer to:

STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060-1834
Attention: General Counsel
Fax Number: (440) 392-7344

with a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Thomas C. Daniels, Esq.
Fax Number: (216) 579-0212

(ii)	if to the Seller to:

Cosmed Group, Inc.
28 Narragansett Avenue
Jamestown, Rhode Island 02835
Attention: Mr. Michael Howe
Fax Number: (401) 423-2301

with a copy to:

Edwards & Angell, LLP
2800 Financial Plaza
Providence, Rhode Island 02903
Attention: Douglas G. Gray, Esq.
Fax Number: (401) 276-6611

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by certified or registered mail.

10.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements (when executed and delivered), that certain Guarantee Agreement between the Buyer and the Principal Stockholders executed on the date hereof, and any other documents executed pursuant to this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Each of the parties hereto (a) elects, except as otherwise expressly set forth herein, that the sole judicial forum for the adjudication of any dispute arising out of or in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated by this Agreement shall be any U.S. federal court located in the State of New York or any state court located in the State of New York, as well as any court to which appeal may be taken from such courts, (b) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement, the Ancillary Agreements, or any of the transactions contemplated by this Agreement, and (c) agrees that it will not attempt to object to, deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto provided that the Buyer may assign this Agreement to any Affiliate of the Buyer, and provided, further, that no assignment shall in any way affect the Buyer’s obligations or liabilities under this Agreement and Buyer shall unconditionally and absolutely guaranty any obligations of such Affiliate pursuant to this Agreement or any Ancillary Agreements.

10.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

10.11 Amendment: Waivers, etc. This Agreement may be amended by the mutual agreement of parties at any time. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

10.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. The word “knowledge” shall mean knowledge obtained or obtainable after due inquiry and reasonable investigation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first above written.

COSMED GROUP, INC.

By:	/s/ Michael L. Howe
Name:	Michael L. Howe
Title:	Chief Executive Officer

STERIS CORPORATION

By:	/s/ Les C. Vinney
Name:	Les C. Vinney
Title:	President and Chief Executive Officer

The following Persons are parties to this Agreement solely with respect to the obligations set forth in Section 4.1(m) and Section 4.1(n) hereof:

PRINCIPAL STOCKHOLDERS

/s/ Michael L. Howe
Name:	Michael L. Howe

/s/ David G. Howe
Name:	David G. Howe